Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

PHAGE BIOTECHNOLOGY CORPORATION

Phage Biotechnology Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

(1) The name of the Corporation is Phage Biotechnology Corporation. The date of the filing of its original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was December 11, 1998, under the name Phage Biotechnology Corporation.

(2) Pursuant to Section 242(b) of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has approved, the amendments to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

(3) Article 4. of the Certificate of Incorporation of the Corporation is amended to read as follows:

“The total number of shares of common stock which the Corporation shall have the authority to issue is Four Hundred Million (400,000,000) and the par value of each such share is $0.001, amounting to the aggregate of $400,000. The total number of shares of preferred stock which the Corporation shall have the authority to issue is One Million (1,000,000) and the par value of each such share is $0.001, amounting to the aggregate of $1,000. Further, the board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and may fix the number of shares constituting any class or series and to increase or decrease the number of any such class or series.”

IN WITNESS WHEREOF, Phage Biotechnology Corporation has caused this Certificate of Amendment to be executed by the undersigned authorized officer, on this 20th day of May, 2005.

PHAGE BIOTECHNOLOGY CORPORATION

By	/s/ DANIEL C. MONTANO
Its	Chief Executive Officer

Delaware

The First State

I, HARRIET SMITH, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PHAGE BIOTECHNOLOGY CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MAY, A.D. 2005, AT 9:18 O’CLOCK AM.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

2977741 8100	AUTHENTICATION:	3900871
050421279	DATE:	05-24-05